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                          VARIABLE ANNUITY INCOME RIDER
                             INCOME4LIFE(SM) SOLUTION

This Rider is made a part of the Contract to which it is attached. The Rider Effective Date is the [ Periodic Income Commencement Date ] [ Contract Date ] shown on the contract data page(s). The provisions contained here within apply in lieu of any provisions in the Contract to the contrary, except for attachments to the Contract that are Qualified Contract Amendments or Endorsements. This Rider will only be attached to Qualified Contracts. While this Rider is in effect, additional Purchase Payments to the Contract will be accepted only during the Access Period.

                                  DEFINED TERMS

Access Period - The length of time in whole years, measured from the Periodic Income Commencement Date shown on the contract data page(s), during which the Owner may elect to surrender the Contract or make Withdrawals from the Contract. The maximum length of the Access Period will be set so that the Periodic Income payment meets the minimum distribution requirement of Section 401(a)(9) of the Code for the assets of this Contract. During the Access Period and subject to LNL's approval, [once] each Contract Year the Access Period may be extended or shortened within the minimum and maximum lengths available at the time of change. Written notice of the change request must be sent to LNL. If the Access Period is changed, subsequent Periodic Income payments will be adjusted accordingly.

Account Value - During the Access Period, on any valuation date a value equal to the sum of the values of all the Accumulation Units attributable to the Contract plus the value of the Fixed Account(s), if any, in the Contract. State and local government premium tax, if applicable, will be deducted from the Account Value when incurred by LNL, or at another time of LNL's choosing.

Assumed Interest Rate - The interest rate used in calculating the Initial Periodic Income Payment. This rate may be [3%, 4%, 5%, 6% or 7%] as selected by the Owner/Annuitant at the Rider Effective Date. The Assumed Interest Rate selected is shown on the contract data page(s). During the Access Period and subject to LNL's approval, [once] each Contract Year the Assumed Interest Rate may be changed.

Lifetime Income Period - The period that begins after the Access Period, provided the Owner/Annuitant is still living and the Contract has not been surrendered. If a joint life income has been selected, the Owner/Annuitant's spouse will become the joint Annuitant for the Lifetime Income Period unless a different joint Annuitant is named at the end of the Access Period. The Lifetime Income Period will continue for as long as any Annuitant is living.

Lifetime Income Guaranteed Period - The period, if any, commencing at the start of the Lifetime Income Period in which Periodic Income payments are guaranteed regardless of whether any Annuitant is still surviving. The length of the Lifetime Income Guaranteed Period is determined as of the Rider Effective Date and is shown on the contract data page(s).

Periodic Income - The variable, periodic income amounts paid under this Rider to the Owner or the Owner's designated Beneficiary, during the Access Period, the Lifetime Income Guaranteed Period, if applicable, and the Lifetime Income Period. Periodic Income payments may be made monthly, quarterly, semi-annually or annually, as selected by the Owner. The frequency of the Periodic Income payments is shown on the contract data page(s).

Periodic Income Commencement Date - The valuation date on which the Initial Periodic Income Payment under this Rider is calculated. The due date of the Initial Periodic Income Payment will be no more than [14] calendar days after the Periodic Income Commencement Date. The Periodic Income Commencement Date is shown on the contract data page(s).

Surrender Value - During the Access Period, the Account Value less any applicable Contingent Deferred Sales Charges. The Contract and this Rider will terminate upon payment of the full Surrender Value.

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Withdrawals - Additional income amounts from the Account Value requested by, and paid to, the Owner during the Access Period.

              DETERMINATION OF THE INITIAL PERIODIC INCOME PAYMENT

The Initial Periodic Income Payment will be determined by dividing the Account Value as of the prior December 31 by 1000 and multiplying this result by an annuity factor. The annuity factor is based upon, as of the Periodic Income Commencement Date, the gender and age of the Owner/Annuitant if a single life income is selected or the genders and ages of the Owner/Annuitant and the Owner/Annuitant's spouse if a joint life income is selected, the frequency of the Periodic Income payment, the length of the Access Period, the length of the Lifetime Income Guaranteed Period, the Assumed Interest Rate and the [ 1983 `a' Individual Annuity Mortality Table ], modified.

    DETERMINATION OF SUBSEQUENT PERIODIC INCOME PAYMENTS DURING ACCESS PERIOD

Subsequent payments made in the same calendar year as the Initial Periodic Income Payment will be equal to the Initial Periodic Income Payment. The first Periodic Income payment due in each subsequent calendar year will be determined by dividing the Account Value as of the prior December 31 by 1000 and multiplying this result by a revised annuity factor.

Provided no Withdrawals are made during a calendar year, any subsequent Periodic Income payment made during the calendar year will be equal to the first Periodic Income payment made in the calendar year. If a Withdrawal is made during the calendar year, Periodic Income payments for the remainder of the year will be reduced in the same proportion the Withdrawal bears to the Account Value as of the prior December 31.

Prior to the death of the Owner/Annuitant (or the Owner/Annuitant's spouse if a joint life income was selected) the revised annuity factor is based upon, as of the valuation date of the Periodic Income payment, the gender(s) and age(s) of the Owner/Annuitant (and the Owner/Annuitant's spouse), the frequency of the Periodic Income payment, the length of time remaining in the Access Period, the length of the Lifetime Income Guaranteed Period, the Assumed Interest Rate and when applicable the [ 1983 `a' Individual Annuity Mortality Table ], modified.

After receipt of due proof of death of the Owner/Annuitant, Periodic Income payments will cease and this Rider will terminate.

If a joint life income was selected, after receipt of due proof of death of the Owner/Annuitant's spouse, the next Periodic Income payment will be compared to a Periodic Income payment calculated by substituting the gender and age of the Owner/Annuitant for the genders and ages of the Owner/Annuitant and the Owner/Annuitant's spouse in the revised annuity factor described above. If the resulting Periodic Income payment is larger than the Periodic Income payment determined by using the genders and ages of both individuals, then the next Periodic Income payment and each subsequent Periodic Income payment will be determined by substituting the gender and age of the Owner/Annuitant for the genders and ages of both individuals in the revised annuity factor described above. Otherwise, the genders and ages of both individuals will continue to be used in calculating the revised annuity factor.

           DETERMINATION OF SUBSEQUENT PERIODIC INCOME PAYMENTS
                       DURING LIFETIME INCOME PERIOD

On the valuation date for the final Periodic Income payment during the Access Period, provided that the Owner/Annuitant is still living, the Periodic Income payment attributable to a Variable Subaccount will be converted to annuity units based on the then current annuity unit value for each applicable Variable Subaccount. If a withdrawal is made subsequent to this last valuation date, then the number of annuity units per payment from a Variable Subaccount will be reduced in proportion to the Account Value withdrawn from that Variable Subaccount. The Periodic Income payment attributable to a Fixed Subaccount will be converted to a fixed dollar amount.

Each Periodic Income payment during the Lifetime Income Period and Lifetime Income Guaranteed Period will be calculated by multiplying the number of annuity units per payment for each applicable Variable Subaccount by the corresponding annuity unit value and adding the results. After the Access Period, all Periodic Income payments

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made during a calendar year which are attributable to a Variable
Subaccount will vary based upon the net investment performance as described below.

The annuity unit value for any valuation period for any Variable Subaccount is determined by multiplying the annuity unit value for the immediately preceding valuation period by `A' divided by `B', where

     `A' is a Variable Subaccount's accumulation unit value as of the end of the current valuation period divided by the accumulation unit value of the same Variable Subaccount as of the end of the immediately preceding valuation period.

     `B' is the `Daily Factor' raised to a power equal to the number of days in the current valuation period, and the `Daily Factor' is equal to (1 + Assumed Interest Rate) raised to the power of (1/365).

                                  ACCOUNT VALUE

During the Access Period the Account Value will be increased/decreased by any net investment gains/losses and will be reduced by Periodic Income payments made and any Withdrawals taken. At the end of the Access Period, any remaining Account Value will be applied to continue the Periodic Income payments for the Lifetime Income Guaranteed Period and the Lifetime Income Period. There will no longer be an Account Value after the Access Period.

                         VALUATION OF ACCUMULATION UNITS

The daily charge imposed in a Variable Subaccount for any valuation period this Rider is in effect represents the daily mortality and expense risk charge and the daily administrative charge adjusted for the number of calendar days in the valuation period. During the Access Period, this daily charge will not exceed [2.10%] on an annual basis. After the Access Period, this daily charge will not exceed [2.10%] on an annual basis. This daily charge will replace any prior daily charge provided in the Contract. This daily charge will begin on the Rider Effective Date.

                                WITHDRAWAL OPTION

During the Access Period the Owner may make Withdrawals of amounts up to the Surrender Value. Withdrawals will be subject to the terms of the Withdrawal Option and the Contingent Deferred Sales Charges provisions of the Contract.

Withdrawals will immediately reduce the Account Value and will reduce subsequent Periodic Income payments. (See: Determination of Subsequent Periodic Income Payments during Access Period)

                                SURRENDER OPTION

During the Access Period, the Owner may surrender the Contract for the Surrender Value. A surrender of the Contract will be subject to the terms of the Surrender Option and Contingent Deferred Sales Charge provisions of the Contract. If the Contract is surrendered, no further Periodic Income payments will be made and the Contract and this Rider will terminate.

                                 TRANSFER OPTION

During the Access Period the Owner may direct a transfer between the Fixed and/or Variable Subaccounts of any portion of the Account Value, subject to the terms of the Transfer Option provisions of the Contract. After the Access Period, the Owner may direct a transfer between the Variable Subaccounts of any portion of the Periodic Income payment, subject to the terms of the Transfer Option provisions of the Contract.

                   WAIVER OF CONTINGENT DEFERRED SALES CHARGES

During the Access Period, in addition to the waiver of Contingent Deferred Sales Charges provisions in the Contract, Contingent Deferred Sales Charges will not apply to Periodic Income payments.

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                                SURVIVOR BENEFIT

On the Rider Effective Date any Death Benefit previously in effect [ and its daily charge, if applicable, ] will terminate.

PRIOR TO THE LIFETIME INCOME PERIOD.

The Survivor Benefit will be equal to the Account Value as of the date the death claim is approved by LNL for payment. Complete distribution of the Survivor Benefit will terminate the Contract and this Rider.

After receipt of due proof of death of the Owner/Annuitant, Periodic Income payments will cease and this Rider will terminate. Any available contract option that is in compliance with Section 401(a)(9) of the Code may be elected for payment of the Survivor Benefit.

AFTER THE ACCESS PERIOD.

Upon notification to LNL of any death, the Periodic Income payments may be temporarily suspended until the death claim is approved as described in the Contract. If Periodic Income payments are continued, a lump-sum payment for the value of the suspended payments as of the date the death claim is approved by LNL for payment will be made.

Upon the first death of a joint Annuitant, if applicable, Periodic Income payments will be made for as long as the surviving joint Annuitant is living.

Upon the death of the single Annuitant or last surviving joint Annuitant, Periodic Income payments will be made for the remainder, if any, of the Lifetime Income Guaranteed Period. In lieu of continuing to receive the Lifetime Income Guaranteed Period payments, a lump sum commuted value may be selected. If there are no remaining Lifetime Income Guaranteed Period payments, then the Contract and this Rider will terminate.


                   THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

                              /s/ MARK E. REYNOLDS
                              ----------------------------------
                              MARK E. REYNOLDS
                              SVP & CHIEF ADMINISTRATIVE OFFICER

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                              CONTRACT BENEFIT DATA
                             INCOME4LIFE(SM) SOLUTION





Contract Number                                  :   [ 99-9999999 ]

Annuitant                                        :   [ OWNER/ANNUITANT ]

Age Nearest Birthday                             :   [ 65 ]

[ Joint Life ]                                   :   [ SPOUSE ]

[ Age Nearest Birthday ]                         :   [ 62 ]

Initial Periodic Income Payment                  :   [ $2,000.00 ]

Periodic Income Frequency                        :   [ MONTHLY ]

Initial Periodic Income Payment Date             :   [ JULY 1, 2001 ]

Access Period                                    :   [ 30 YEARS ]

[ Lifetime Income Guarantee Period ]             :   [ 10 YEARS ]

Periodic Income Commencement Date                :   [JUNE 18, 2001]

Assumed Interest Rate                            :   [4.00%]




BENEFICIARY DESIGNATION

        As named in the application or subsequent written designation.




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